EXHIBIT 10.7

LEASE AGREEMENT

hereinafter referred to as “Agreement”

concluded by and between

CTP Heršpická, spol. s r.o.

a company existing under the laws of the Czech Republic

Identification No.: 27601641

with its registered seat at Praha 1, Národní 41/973, PSČ 11000, Czech Republic entered into the Commercial Register kept at the Municipal Court in Prague, Section C, File No.: 118130

represented by Mr. Remon L. Vos, based on the power of attorney

(hereinafter referred to as the “Lessor”)

and

AVG Technologies CZ, s.r.o.

a company existing under the laws of the Czech Republic

Identification No.: 44017774

with its registered seat at Brno, Lidická č.p. 965, č.or. 31, Postal Code 602 00, Czech Republic

entered into the Commercial Register kept at Regional Court in Brno, Section C, File No.: 3681 represented by Mr. Christophe Francois, executive director

(hereinafter referred to as the “Lessee”)

(the Lessor and the Lessee hereinafter jointly referred to as the ‘Parties’ and individually as the ‘Party’)

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RECITALS

A.	CT Brno Heršpická, spol. s r.o. Identification No.: 26047772, is the owner of the land plots nos. 115/67, 115/68, 115/69 located in the cadastral area of Štýřice, municipality of Brno, district Brno-město, maintained by the Cadastral Office for South Moravian Region, Cadastral Office Brno-město (hereinafter referred to as the “Land”).

B.	The Lessor is the owner of the building reg. no. 873, 878 and 879 known as IQ Building D, E and F built on part of the above mentioned Land (hereinafter referred to as the “Building”).

C.	The Land and the Building form an integral part of the office complex in Brno known as Spielberk Office Centre.

I.

LEASED PREMISES

1.1	The Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor Premises in the Building as these are specified below:

•

the premises on the 2nd floor (3rd floor above ground) of the Building with a total leased area of 2.567 sq m consisting of the office premises in the area of 2.447 sq m and the other premises in the area of 120 sq m as marked in red color on the enclosed plan (Enclosure A hereto); and

•

the premises on the 4th floor (5th floor above ground) of the Building with a total leased area of 2.675 sq m consisting of the office premises in the area of 2.555 sq m and the other premises in the area of 120 sq m as marked in red color on the enclosed plan (Enclosure A hereto), and

•

the premises on the 5th floor (6th floor above ground) of the Building with a total leased area of 2.165 sq m consisting of the office premises in the area of 2.045 sq m and the other premises in the area of 122 sq m as marked in red color on the enclosed plan (Enclosure A hereto), and

•

the premises on the 6th floor (7th floor above ground) of the Building with a total leased area of 940 sq m consisting of the office premises in the area of 880 sq m and the other premises in the area of 60 sq m as marked in red color on the enclosed plan (Enclosure A hereto), these premises above having in total 8.347 sq m and jointly hereinafter referred to as the “Offices”; and

•

a terrace space on the 6th floor (7th floor above ground) of the Building with a total leased area of 450 sq m as marked in orange color on the enclosed plan (Enclosure A hereto) (hereinafter referred to as the “Terrace”); and

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•

storage space located in the underground (2nd floor below ground) of the Building with a total leased area of 244 sq m which is marked in light green color on the enclosed plan (Enclosure A hereto) (hereinafter referred to as the “Storage space”); and

•

one hundred (100) secured car parking places located in the underground parking space of the Building as specified and marked by exact numbers and in yellow color in the Enclosure G hereto (hereinafter referred to as the “Parking places”),

(Offices, Terrace, Storage space and Parking places are hereinafter jointly referred to as the “Premises”).

1.2	The Lessee is entitled to a quite enjoyment and unrestricted use of the Premises. The Lessee shall be also entitled to share use of the common areas of the Building (such as vertical communications, entrance on first floor) in extent needed for use of the Premises. For use of the common areas within the Building the Lessee shall pay to the Lessor the add-on-factor of 8 % of the rent for the Offices (see Article V. hereof).

The Lessor shall also secure to the Lessee an unrestricted access to the Spielberk Office Centre, namely to the Building and the Premises, by foot and car or any other vehicle from the nearest public road and the adequate services of public transportation to the Spielberk Office Centre.

1.3	The equipment and fittings of the Premises which belong to the Lessor and which the Lessee shall be entitled to use together with the Premises are specified in Enclosure B (“Equipment & Fittings’). The Rent under this Agreement was agreed upon taking into account the right of the Lessee to use the Equipment & Fittings.

1.4	The Lessee considers the Premises and the Equipment & Fittings as being adequately described in Enclosures A, B and G and therefore the Lessee confirms that it may not raise any claims concerning the size and/or the specification of the Premises and/or the Equipment & Fittings.

1.5	The Lessor represents and warrants that the Building and the Premises are suitable for use for purposes under this Agreement, according to the use permits for the Building and the Premises (hereinafter referred to as the “Use Permits”) and shall keep the Premises in such a condition at its own costs; copies of such use permits are attached as Enclosure C hereto.

1.6	The Lessor shall enable to the Lessee free and unrestricted access to the Building and the Premises, and shall ensure that access to the Building through the Land is and remains unrestricted, 24 hours a day and 365 days a year by all access ways and roads.

II.

PURPOSE OF THE LEASE

2.1	The Offices shall be used by the Lessee as offices, the Terrace shall be used for ancillary purposes connected with the Offices use, and the Storage shall be used for storage purposes, all in connection with the Lessees’ business in the extent of the Lessee’s scope of business as defined in the extract from the Commercial Register attached as the Enclosure D hereto, and in accordance with the Use Permits, provided that if the Lessee sublets all or part of the Premises in accordance with this Agreement the expression “Lessee’s scope of business” shall include the scope of business of any and all sublessees as defined in their respective extracts from the Commercial Register at the relevant time. The Parking places shall be used by the Lessee for motor vehicles parking.

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2.2	The Lessee shall secure and maintain at its own cost and risk all necessary business licenses, concessions or other administrative permits and licences for its business to be conducted in the Premises.

III.

DURATION OF THE LEASE

3.1	This Agreement is concluded for a definite period of time of ten (10) years (hereinafter referred to as the “Term”) commencing on 1st May 2010 (hereinafter referred to as the “Commencement date”).

3.2

Break option. The Lessee shall be entitled to terminate the Agreement at the fifth (5th) anniversary of the Commencement date, provided that the Lessee delivers a written notice no less than twelve (12) months before the fifth (5th) anniversary of the Commencement date. In such a case, Lessee shall be obliged to repay to the Lessor the outstanding amount of the total costs expended by the Lessor on performance of the Requested Changes in accordance with Article 12.6.4 hereof.

3.3	Reduction option. Anytime during the Term the Lessee shall have a right to terminate the lease of any part of the Premises of up to maximum 30% of the area of the Premises (excluding the Parking Places) leased as of the Commencement date (hereinafter referred to as the “Reduced Area”) subject to further conditions set forth in this Article 3.3 below, and provided the Lessee shall deliver to the Lessor by registered mail a written notice at least nine (9) months prior the intended date of termination of the Reduced Area (hereinafter referred to the “Reduced Area Termination Date”) specifying the exact number of square meters, the exact location of the Reduced Area and the Reduced Area Termination Date (hereinafter referred to as the “Reduction Notice”). In such a case the Lessee shall not be obliged to pay any termination fee due to termination of the Reduced Area to the Lessor except for the payment agreed in Article 12.6.4 hereof.

If the size of Reduced Area is smaller than or equal to 20% of the total initial area of Premises leased hereunder (either in case of one single termination or cumulatively in case of series of terminations as below), then

(i)	the Rent applicable as of the Reduced Area Termination Date shall be proportionally decreased starting from the Reduced Area Termination Date by the amount corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date, and

(ii)	the Lessee returns to the Lessor the pro-rata number of leased Parking Places corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date (i.e. if 15% of the area is terminated, then 15% of the leased Parking Places shall be returned)

If the size of Reduced Area is bigger than 20% but smaller or equal to 30% of the total area of Premises leased hereunder as of the Commencement date (either as one single termination or cumulatively as a series of terminations as below), then

(i)	the Rent applicable as of the effectiveness of the Reduced Area Termination Date shall be proportionally decreased, from the Reduced Area Termination Date by the amount corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date, and

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(ii)	the rental unit prices specified under the Article V. hereof and applicable for the not terminated part of the Premises shall be from the Reduced Area Termination Date increased by 10%, and

(iii)	the Lessee returns to the Lessor the pro-rata number of leased Parking Places corresponding to the proportion of the Reduced Area to the total area of the Premises leased hereunder as of the Commencement date (i.e. if 25% of the area is terminated, then 25% of the leased Parking Places shall be returned).

The Lessee can exercise its reduction option hereunder either once during the Term in a form of a single termination (in such a case the Reduced Area being of the size equal to the above agreed size limit), or in a form of several repeated terminations with the Reduced Area having in each case of termination size of minimum 500 sq m up to the above size limit and subject to terms agreed above in this Article 3.3.

Within fourteen (14) days after delivery of the Lessee’s Reduction Notice the Parties shall conclude an amendment to this Agreement the subject of which shall be the termination of the Reduced Area in accordance herewith and the Lessee’s Reduction Notice and adopting the corresponding changes to this Agreement, effective from the Reduced Area Termination Date.

3.4	Prolongation option. The Lessee is granted an option to prolong the Term agreed hereunder for an additional period of five (5) years provided that the Lessee notifies the Lessor no less than twelve (12) months before the expiry of the initial Term by means of registered letter delivered to the Lessor stating the Lessee’s intention to prolong the Term hereunder for additional five (5) years as stipulated above (hereinafter referred to as the “Prolonged term”). In such a case the Parties shall within 14 (fourteen) days following the delivery of the Lessee’s notice conclude an amendment hereto stipulating such prolongation of the initial Term. This prolongation option for additional five-year term can be exercised by the Lessee under the same terms as in this Article 3.4 at the expiry of the first, and each subsequent, Prolonged term.

IV.

HANDOVER

4.1	The Premises shall be handed over by the Lessor to the Lessee and taken over by the Lessee from the Lessor on the Commencement date in the actual state as of the Commencement date. For avoidance of doubt, as the Premises shall be subject to constructional modifications upon agreement of the Parties in accordance with the Article XII. below, the Lessee is aware and expressly confirms that lack of certain parts of Equipment & Fittings or existence of other equipment or fittings within the Premises as of the Commencement date shall not be a reason for not accepting the takeover of the Premises by the Lessee, and shall not be deemed to be a substantial defect of the Premises. The Lessor shall invite the Lessee for the handover of the Premises after signing hereof.

Should the Lessee either (i) unreasonably refuse to take over the Premises as of the Commencement date, or (ii) does not react to the Lessor’s invitation for the handover of the Premises, the handover shall be deemed performed as of the Commencement date.

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4.2	At the time of scheduled hand-over a protocol shall be signed, in which the state as well as all defects of the Premises, missing parts of Equipment & Fittings, readings of any meters installed to record the consumption of utilities, handover of all keys and electronic security cards and handover of all technical or other instruction manuals will be recorded. The Lessee shall only be obliged to take over the Premises if they are free from substantial defects at the time of the scheduled handover, however subject to the provision of Article 4.1 above. Substantial defects shall be deemed to be such defects which (i) limit the ability of the Lessee to use the Premises or their part to carry out its business and/or (ii) if the aggregate costs for repair of these defects exceed EUR 10 000, i.e. CZK 254,000 (in words: two hundred and fifty four thousand Czech Crowns), and in either case (iii) the repairs would take more than ten (10) days.

The Lessor is obliged to repair all defects within the time periods agreed in the handover protocol.

V.

RENT

5.1	The rent to be paid by the Lessee for the use of the Premises from the Commencement date shall be as follows:

(i)	rent for the use of the Offices amounting to 11,50 EUR (in words: eleven Euro fifty Cents) per sq m/month plus 8% add – on – factor for the use of the common area within the Building, in total amount of EUR 103.669,74, i.e., CZK 2.633.211,40 (in words: two million six hundred and thirty three thousand two hundred and eleven Czech Crowns forty Hallers) per month plus VAT (hereinafter referred to as the “Office Rent”); and

(ii)	rent for the use of Terrace amounting to 3,00 EUR (in words: three Euro) per sq m/month, in total amount of EUR 1.350,00, i.e. CZK 34.290,00 (in words: thirty four thousand two hundred and ninety Czech Crowns) per month plus VAT (hereinafter referred to as the “Terrace Rent”); and

(iii)	rent for the use of Storage space amounting to 7,00 EUR (in words: seven Euro) per sq m/month, in total amount of EUR 1.708,00, i.e. CZK 43.383,20 (in words: forty three thousand three hundred and eighty three Czech Crowns twenty Hallers) per month plus VAT (hereinafter referred to as the “Storage space Rent”); and

(iv)	rent for the use of Parking places amounting to 95,00 EUR (in words: ninety five Euro) per one parking places/month, in total EUR 9.500,00, i.e. CZK 241.300,00 (in words: two hundred and forty one thousand three hundred Czech Crowns) per month plus VAT (hereinafter referred to as the “Parking places Rent”);

The total monthly rent for the Premises therefore amounts to EUR 116.227,74, i.e. CZK 2.952.184,60 (in words: two million nine hundred and fifty two thousand one hundred and eighty four Czech Crowns sixty Hallers) plus statutory VAT (hereinafter referred to as the “Rent”).

The Lessee is granted a Rent discount for the period of twelve (12) consecutive months starting from the Commencement date and for this period the Rent for the Premises shall be EUR 1, i.e. CZK 25,40 (in words: twenty five Czech crowns and forty Hallers), and the Lessor hereby confirms that the Rent for this period was paid by the Lessee on the Commencement date. In case the Requested Changes (if any) performed in accordance with the Article XII. below by the Lessor not be completed by the Lessor and handed over to the Lessee due to the fault of the Lessor, within the

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period for completion of the Requested Changes agreed in an amendment hereto (or a separate agreement, as the case may be) regulating the performance of the Requested Changes by the Lessor, the Rent discount period should be extended pro-rata corresponding to number of days of delay of the Lessor with completion of the Requested Changes.

The Lessor shall ensure for the Lessee a use of five (5) surface parking places in Holandská street within Spielberk Office Centre free of charge during the Term hereof.

The Rent does not include specified operating park management services/service costs listed in the Article VI. hereof.

The Rent and service costs shall be paid quarterly in CZK.

5.2	If the Commencement date does not fall on the beginning of a quarter of the calendar year, the pro-rata share of the Rent for such quarter of the year shall be paid within 15 (fifteen) days after the Commencement date, subject to issuance by the Lessor and delivery to the Lessee of a proper invoice.

5.3

The Rent shall be paid according to the invoice of the Lessor by wire transfer into such bank account as the Lessor shall specify on that invoice. The Lessor will provide the Lessee with an invoice that will fulfil the requirements of a tax document under the Czech tax law. The issue of an invoice shall be a pre-condition for the obligation to pay the Rent. The Lessee is obliged to pay the Rent only if it is provided with a valid invoice in accordance with this Article. The day on which the payment has been credited to the Lessor’s bank account is relevant for the consideration whether the payment was or was not effected in due time. The day of the taxable fulfilment for the purposes of the VAT-Act shall be the day of issuance of the respective invoice. The Lessor shall issue the respective invoice for each calendar quarter at the latest on the 1st day of the last month of the calendar quarter immediately preceding the calendar quarter for which the Rent is due, and deliver it to the Lessee until the 14th calendar day of such a month, and the invoice shall be due within 60 days from the issuance of the respective invoice.

5.4	If during the Term or any Prolonged term due to fault of the Lessor the Lessee:

(i)	is unable to use or access any part of the Premises for more than twenty four (24) hours, or

(ii)	cannot use any connection to the public suppliers of utilities for more than twenty four (24) hours,

then the Rent shall be reduced in the proportion corresponding to proportion of the non-usable area to the total area of the Premises, provided that the Lessor acknowledges and agrees that if the part of the Premises affected in (i) or (ii) above is critical for the Lessee’s business (including, without limitation, the server room), the reduction in Rent shall reflect the inability of the Lessee to operate its business from the Premises and shall not be calculated only as a percentage of the actual area of the Premises affected as a proportion of the total area of the Premises.

5.5

The Rent and service costs pursuant to Article VI. hereof shall be continuously increased every year by a fixed indexation rate of 2,5% per year. The indexation shall take place on 1st January of each year of the Term and the first indexation shall occur on 1st January 2012. The Rent and service costs increase shall be carried out automatically. The Lessor is not obliged to give any corresponding statement and shall issue a proper invoice with the increased amount to the Rent and the service costs.

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VI.

SERVICE COSTS

6.1	Throughout the Term and any Prolonged Term, the Lessor shall provide the Lessee (or, as the case may be, secure provision of) certain services in connection with the Premises, the Building and the office park Spielberk Office Centre, as specified in Enclosure H hereto. As a compensation for provision of such services, the Lessee shall from the Commencement date and apart from the Rent pay to the Lessor the fixed amount as stipulated in Article 6.2 below (hereinafter referred to as the “park management services” or “service costs”). The services specified in Enclosure H shall be provided at the quality consistent with a first class standard customary for office buildings in office parks in the Czech Republic.

6.2	The payment of service costs shall be fixed at 1,95 EUR (in words: one Euro ninety five Cents) per sq meter of the Premises, in total EUR 18.055,05, i.e. CZK 458.598,27 (in words: four hundred and fifty eight thousand five hundred and ninety eight Czech Crowns twenty seven Hallers) per month plus VAT to be paid in addition to the Rent from the Commencement date and for the period of the Term and any Prolonged Term.

6.3	Invoicing and regular annual increase of the service costs shall be governed by the applicable provisions of the Article V. hereof.

6.4	The Lessee shall be obliged to conclude a separate contract with the electricity supplier and pay costs for the electricity consumption for the electricity consumed by the Lessee’s appliances installed within the Premises, based on appropriate measuring of the consumed electricity and connection costs based on the actual amount of consumed utilities determined by the meters installed in the Premises.

6.5	The Lessee is obliged to pay the proportional part of costs for heating supply and air-conditioning calculated based on the proportion of rented Premises without Parking places and the whole rentable area of the Building. The Lessee shall be obliged to pay the respective invoices for these supplied utilities within 30 (thirty) days after delivery of the invoice to the Lessee.

6.6	The Lessee is obliged to secure the internal cleaning of the Premises at its own costs.

6.7	The Lessor shall provide all services in accordance with the principles of good estate management and in the most cost efficient way possible and shall take into consideration in good faith all reasonable suggestions of the Lessee to accomplish the foregoing.

6.8	If the Lessor fails to meet its obligations as defined in this Article VI. despite written notification of the Lessee delivered to the Lessor, and after setting an adequate time to remedy its default, not to be less than 10 (ten) business days, the Lessee may have the respective obligations performed at the Lessor’s costs, such costs to be reasonable, and to be paid within 30 (thirty) days after receipt of the Lessee’s invoice for them.

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VII.

JOINT PROVISIONS FOR PAYMENTS

7.1	For any delay with a due payment under this Agreement that has been caused by the Lessee or the Lessor, the Lessee or the Lessee, as the case may be, shall be obliged to pay the delay interest of 0,03% per each day of delay.

7.2	If the Lessee is in delay with any of its financial obligations under this Agreement, the Lessor cannot refuse partial payments. In such a case the partial payments will be accounted primarily to interests accrued on due payments, then on outstanding service costs and only after coverage of all outstanding service costs and interests the incoming payments will be accounted to the Rent.

7.3	All of the Lessee’s payments shall be made by wire transfer to the bank account notified by the Lessor and will be received net by the Lessor and free of any charge for the Lessor.

VIII.

SUB-LEASE/ASSIGNMENT

8.1	The Lessee shall be entitled to further sub-lease the Premises whether in full or in part upon prior written notification delivered to the Lessor provided that (i) the sublessee shall not conduct any business against public order or perform any activities which could have negative impact on the reputation of the Lessor or Spielberk Office Park and its tenants, and that (ii) the Lessee shall provide the identification data of the sublessee to the Lessor, specify exact space within the Premises to be subleased and the duration of the sublease. The Lessor hereby grants its irrevocable consent with any such sublease.

8.2	The Lessee shall be entitled to assign and transfer all rights and obligations under this Agreement to any entity controlled by, controlling or under common control of the Lessee pursuant to the § 66a of the Act no. 513/1991 Coll., the Commercial Code, as amended (hereinafter referred to as the “Lessee Affiliate”), under the fulfillment of the following conditions:

(i)	the Lessee shall inform the Lessor in writing about any contemplated assignment of rights and obligations under this Agreement to any Lessee Affiliate at the latest thirty (30) days prior such assignment of rights and obligations under this Agreement to the Lessee Affiliate (hereinafter referred to as the “Day of assignment”);

(ii)	prior the Day of assignment all payable financial obligations of the Lessee, especially the Rent, arising out of or howsoever connected with this Agreement and existing as of the Day of assignment shall be paid to the Lessor in accordance with this Agreement;

(iii)	prior the Day of assignment the valid Guarantee securing from the Day of assignment fulfillment of all financial obligations of the Lessee Affiliate arising out of this Agreement shall be delivered to the Lessor.

Only if all the conditions mentioned under the letters (i) to (iii) are fulfilled as of the Day of assignment, the Parties hereto and the Lessee Affiliate shall enter into the amendment to this Agreement upon which all rights and obligations of the Lessee shall be transferred to the Lessee Affiliate, which shall take over all rights and obligations of the Lessee arising from this Agreement. The Lessee undertakes to ensure that any Lessee Affiliate assumes fully and unconditionally the rights and obligations arising from this Agreement.

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In case the conditions mentioned under the letters (i) to (iii) are not fulfilled, the assignment of rights and obligations to the Lessee Affiliate shall not be effective vis-a-vis to the Lessor, and the Lessee shall stay the contractual Party hereto.

8.3	The Lessor shall be entitled to transfer all rights and obligations under this Agreement to any company or other legal entity belonging to the same group of companies established pursuant to the paragraph 66a of the Czech Commercial Code as the Lessor (hereinafter referred to as the “New Lessor”). The Lessor shall be obliged to inform the Lessee about such contemplated transfer of rights and obligations arising out of this Agreement in advance. As of the Day of assignment, the Parties hereto and the New Lessor which shall take over all right and obligations of the Lessor arising from this Agreement shall enter into the amendment to this Agreement upon which all rights and obligations of the Lessor shall be transferred to the New Lessor, which shall take over all rights and obligations of the Lessor arising from this Agreement. Conclusion of the aforementioned amendment cannot be by the Lessee unreasonably withheld.

IX.

TERMINATION

9.1	The Lessor may terminate this Agreement by giving termination notice by registered letter delivered to the Lessee with 30 (thirty) days’ termination notice period starting to count from the next day following the day of delivery of the Lessor’s termination notice to the Lessee for the following reasons:

(a)	The Lessee is in default with the fulfilment of a financial obligation due under this Agreement;

(b)	The Lessee breaches its obligation to (i) use the Premises in compliance herewith; and (ii) provide the Lessor with a Guarantee pursuant to Article XX hereof;

(c)	The Lessee sub-leases the Premises contrary to the provision of Article VIII hereof;

(d)	The Lessee carries out Structural changes in the Premises without the prior consent of the Lessor;

(e)	The Lessee or persons using the Premises repeatedly and materially violate the rights of other tenants in the Spielberk Office Centre of quiet enjoyment of their premises;

(f)	A declaration of insolvency in accordance with the Act No. 182/2006 Coll., on Insolvency and Its Resolution, as amended, is issued by a court with respect to the Lessee, or a court denies a motion for a declaration of insolvency due to the lack of property to cover the costs associated with insolvency proceedings; or the Lessee itself files a petition for a declaration of insolvency over its property; or a receiver or administrative receiver of the Lessee is appointed; or a resolution on the winding-up of the Lessee, either compulsorily or voluntarily, (except for the purpose of amalgamation or merger) is adopted;

and the Lessee does not rectify such default situation under letter (a) to (e) within 30 (thirty) days after receipt of a written notice from the Lessor describing the default of the Lessee and including the notice that due to such default this Agreement may be prematurely terminated after expiry of such a grace period.

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In case of the premature termination of this Agreement by the Lessor in accordance with the above stipulated provisions is the Lessee obliged to pay to the Lessor the contractual penalty in the amount equal to twenty four (24) Rent payments, but not more than Rent remaining to be paid until the end of the Term, payable within 7 days after delivery of the termination notice.

9.2	The Lessee may terminate this Agreement by giving termination notice by registered letter delivered to the Lessor with 30 (thirty) days’ termination notice period starting to count from the next day following the day of delivery of the Lessee’s termination notice to the Lessor for the following reasons:

(a)	The Lessee has not been able to use without its fault the whole or a substantial part of the Premises or a part of the Premises which is provably critical for the operation of the business of the Lessee from the Premises or has no access to the whole or a substantial part of the Premises or to a part of the Premises which is provably critical for the operation of the business of the Lessee from the Premises for a consecutive period of more than 14 (fourteen) days;

(b)	The Lessee has not, due to the fault of the Lessor, been able to use any connection to the public suppliers of utilities for a consecutive period of more than 30 (thirty) days;

(c)	The Lessor has violated its material obligations under this Agreement for a consecutive period of 15 (fifteen) days or more;

(d)	A declaration of insolvency in accordance with the Act No. 182/2006 Coll., on Insolvency and Its Resolution, as amended, is issued by a court with respect to the Lessor, or a court denies a motion for a declaration of insolvency due to the lack of property to cover the costs associated with insolvency proceedings; or the Lessor itself files a petition for a declaration of insolvency over its property; or a receiver or administrative receiver of the Lessor is appointed; or a resolution on the winding-up of the Lessor, either compulsorily or voluntarily, (except for the purpose of amalgamation or merger) is adopted;

and the Lessor does not rectify such default situation under letter (a) to (c) within 30 (thirty) days after receipt of a written reminder from the Lessee describing the default of the Lessor and including the notice that due to such default this Agreement may be prematurely terminated after expiry of such a grace period.

In case of the premature termination of this Agreement by the Lessee in accordance with the above stipulated provisions, the Lessor shall be obliged to pay to the Lessee the contractual penalty in the amount equal to twenty four (24) Rent payments, payable within 7 days after delivery of the termination notice.

9.3	A Party shall not be in breach of this Agreement, nor liable for any failure or delay in performance of any obligations under this Agreement arising from or attributable to acts, events, omissions or accidents beyond its reasonable control (hereinafter referred to as a “force majeure event”), including but not limited to acts of God, such as, without limitation fire, flood, earthquake, windstorm or other natural disaster.

9.4	The premature termination of this Agreement under this Article IX shall be the only termination reasons (in Czech: “důvody k výpovědi”) with respect to this Agreement and other termination reasons under generally applicable laws shall not apply.

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9.5	The premature termination of this Agreement under Article IX above shall be without prejudice to any other remedy to which the Parties are or may be entitled under this Agreement or at law, unless explicitly agreed otherwise by the Parties.

X.

COMMON AREAS AND LESSOR´S CONSTRUCTION IMPROVEMENTS

10.1	The Lessor shall be entitled to issue and change guidelines for the use of all common areas and facilities and all such guidelines and updates shall be promptly provided to the Lessee. The guidelines shall not limit the Lessee’s rights as specified under this Agreement and by law. The Lessee shall be obliged to acquaint himself with the house rules for the Building, attached hereto as Enclosure I and shall abide by them.

10.2	All free-access areas, driveways, ramps, pedestrian passages and other common-use areas can be used upon the Lessor’s discretion, such usage shall, however, not limit the Lessee’s rights as specified under this Agreement and by law.

10.3	The Lessor is obliged to ensure the fulfilment of the duties arisen to the Lessor in connection with the Fire Prevention Act No. 133/1985 Coll., as amended, in particular to ensure the fire protection of the common areas of the Building. The Lessee is obliged to ensure the fulfilment of the duties arisen out of the legal Act mentioned above in the leased Premises which the Lessee needs for conduct of its business activities. The maintenance, revisions and repairs of fire and safety systems within the Premises and the Building shall be carried out by the Parties in accordance with the schedule attached as Enclosure H hereto.

10.4	In order to allow for the Lessee’s use of the Premises as agreed, the Lessor shall provide for relevant measures to restrain inappropriate use of all common facilities by third persons, if so notified by the Lessee in writing.

10.5	Upon the prior written consent of the Lessee, such consent not to be unreasonably withheld or delayed, the Lessor shall be entitled to perform any construction modifications or improvements of the Premises/common areas and facilities, to relocate or remove existing facilities and to change their intended use. The Lessor shall ensure that such works do not disturb in any manner the Lessee’s use or occupation of the Premises/common areas, and such works shall not have a negative adverse effect on the service costs payable by the Lessee in accordance with Article VI. above, provided, however, that the Lessor shall complete such works as soon as possible and shall cause as little inconvenience and disturbance as possible to the Lessee’s business and in no event shall any such work have a material adverse effect on the business of the Lessee or access to the Premises. Such works may only be carried out, when justified and if possible, outside the hours of 8 am to 7 pm, provided that if it is not justified or possible to carry out the works outside these hours the Lessor shall cause as little inconvenience and disturbance to the Lessee’s business as possible.

10.6	In case that any structural construction, technical modifications or any other works in the leased Premises commissioned and paid by the Lessee meet the conditions of being classified as technical improvement as defined in the Section 33 of Act 586/1992 Coll, on Income Taxes, as amended (“ the Lease Improvements”), then the Lessor grants the Lessee consent to depreciate such Lease Improvement for tax purposes in compliance with Section 28(3) of the Act No. 586/1992 Coll., on Income Tax, as amended.

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10.7	If the Lessee’s advertisement items interfere with repair activities, they shall be relocated for the period of the repair, at the sole cost of the Lessor, to a place to be mutually agreed between the Lessor and the Lessee.

10.8	In case of any failures of any of the technical facilities in the Premises, in the Building, or in the Spielberk Office Centre affecting the Premises or the Building, such as power or water supply interruption or breakdown of buried services, the Lessor shall initiate the removal of damages without undue delay and at its own costs.

10.9	If the Lessor fails to meet its obligations as defined in this Article X. despite written notification of the Lessee delivered to the Lessor and after setting an adequate time to remedy its default not to be less than 10 (ten) business days, the Lessee may have the respective works performed at the Lessor’s costs, such costs to be reasonable, and to be paid within 15 days after receipt of the Lessee’s invoice for them.

XI.

MAINTENANCE OF THE PREMISES

11.1	The Lessee shall perform (at its own expense) maintenance, revisions/controls and repairs of the Premises or Equipment & Fittings as this is specified in the Enclosure H hereof. Costs of repair of a defect of the Premises or Equipment & Fittings, provided that such defect was not caused by the Lessee, by the operation of its plant, by his staff, customers, suppliers and/or visitors, shall be only those costs for repair, if the repair per item does not exceed an amount of EUR 1.000,00 EUR per item and EUR 10.000,00 as aggregate amount per year; the amounts in excess shall be paid by the Lessor.

The Lessee shall not be obliged to bear repair costs for any defects, which are covered by the guarantees or warranties of contractors, suppliers or sellers or by insurance.

For the avoidance of doubt the division of responsibilities and cost of regular maintenance, revisions and testing and repair of the Equipment and Fittings, the Premises, the Building and the Spielberk Office Centre shall be borne by the Parties in accordance with Enclosure H hereto.

11.2	The Lessee shall moreover provide for the repair or replacement of the Equipment & Fittings and original equipment of kitchen appliances due to damage caused by the Lessee or excessive wear and tear. The Lessee shall consider the existing standard of facilities when performing maintenance and repair works.

11.3	The Lessee shall be obliged not to overcharge the power grid over the power rating value specified for the Premises in Enclosure B. Existing supply systems can be utilised, but only to the extent that they are not overstrained.

11.4	The Lessee shall ensure that the weight of his furniture etc. does not exceed the floor load limits as specified for the Premises in Enclosure B.

11.5	The Lessor’s maintenance obligations for the Premises are the following (unless damaged by the Lessee or his staff, customers, suppliers and/or visitors):

(i)	Maintenance and repair other than repair and maintenance as specified in Article 11.1 above;

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(ii)	Day-to-day maintenance, revisions and repairs of the equipment and items as specified in Enclosure H hereto, which is a part of the services defined in the Article 6.1 above and not part of the Lessee’s obligation under Article 11.1 and Enclosure H hereto;

(iii)	Facade and all structural and construction parts of the Premises and the Building including without limitation, load bearing structure, foundations, roof;

(iv)	The main common utility systems including the power distribution and transformer facilities, ventilation and cooling and air conditioning systems;

(v)	Fire prevention systems for the common areas; and

(vi)	The common water pumps, meters (unless owned by the Lessee) or suppliers of water, gas, electricity;

(vii)	Other equipment in the Premises as specified in Enclosure H hereto as a responsibility of the Lessor;

(viii)	Any other maintenance obligations, which shall not be attributable to the Lessee under the terms of this Agreement.

11.6	The Lessee shall inform the Lessor about any identified substantial damage to the Premises even if the Lessee is obliged to remedy it himself. If such information is delayed or not given at all and this failure prevents the Lessor from providing appropriate remedy, then the Lessee will be liable to provide for adequate and reasonable compensation to the Lessor.

11.7	The Lessor shall not be liable for damages to any items brought into the Premises by the Lessee, his staff, representatives or customers which have been caused by theft, fire or consequences thereof, unless they have been caused intentionally by the Lessor, his employees or by the Lessor’s gross negligence.

11.8	If the Lessee fails to meet its obligations as defined in this Article XI. despite written notification of the Lessor delivered to the Lessee, and after setting an adequate time to remedy its default not to be less than 10 (ten) business days, the Lessor may have the respective works performed at the Lessee’s costs, such costs to be reasonable, such costs to be paid within 15 days after receipt of the Lessor’s invoice for them.

11.9	If the Lessor fails to meet its obligations as defined in this Article XI. despite written notification of the Lessee delivered to the Lessor and after setting an adequate time to remedy its default not to be less than 10 (ten) business days, the Lessee may have the respective works performed at the Lessor’s costs, such costs to be reasonable, such costs to be paid within 15 days after receipt of the Lessee’s invoice for them.

XII.

STRUCTURAL AND NON – STRUCTURAL CHANGES

12.1	The Lessee is entitled to perform non-structural changes (other than specified under 12.2 below) to the Premises, including technical improvements and changes upon the previous written notice given by the Lesssee to the Lessor at the latest ten (10) days prior performing of such changes or installation (hereinafter referred to as the “Non-structural changes”). Such notice shall include exact technical specification of the Non-structural changes, time schedule of their performance and estimated costs.

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12.2	The structural changes concerning the core of the Building or Premises or requiring a building permit (in Czech “Stavební povolení”) issued by the building authority, or a notification (in Czech “Ohlášení”) to the building authority (hereinafter referred to as the “Structural changes”) shall only be performed by the Lessee upon previous written consent of the Lessor given prior applying for a building permit or notification to the building authority. The Lessor shall not refuse to give such consent without a serious reason, and must also decide, acting reasonably whether the Structural changes must be removed at the end of the Term or the Prolonged term, if applicable.

12.3	All the permits and approvals or notifications required for the Non-structural and Structural changes shall be obtained by the Lessee at its own expense; the Lessor undertakes to provide the Lessee with all reasonable co-operation necessary for obtaining such permits. The accounting write-offs and depreciations of the constructional adaptation cost in this case are included in the accounting of the Lessee.

The Lessee shall document all the Structural changes undertaken by it in the form of building plans and shall provide the Lessor with a copy of such plans free of charge.

12.4	Should the Lessee perform or start to perform the Non-structural or Structural changes to the Building and/or Premises without prior notification of the Lessor or obtaining of prior consent of the Lessor in accordance with Articles 12.1 and 12.2 hereof, the Lessee shall be responsible for any and all damage of the Building and/or Premises caused by such changes to the Building and/or Premises. Furthermore, the Lessee shall be obliged to make good such damage caused by Non-structural or Structural changes at its own costs without undue delay.

12.5	The Non-structural or Structural changes of any kind shall be carried out by the authorized companies while observing all applicable legal regulations solely at the expense and risk of the Lessee.

12.6	Structural changes and/or Non – structural changes performed by the Lessor.

12.6.1	The Lessee is entitled to request Non-structural and/or Structural changes in the Premises to be performed by the Lessor (hereinafter referred to as the “Requested Changes”) after signing hereof and during the whole Term.

12.6.2	The Lessee may select a person or persons (“Project Manager”) who shall be authorized to attend the controlling days, site inspections and other meetings in respect of the performance of the Requested Changes. The Project Manager will be the lead consultant appointed by the Lessee, at the Lessee’s cost, for technical issues related to the Requested Changes, and shall cooperate with the respective project managers of the Lessor.

12.6.2	The Lessor is not obliged to start with implementation of the Requested Changes until the Lessee approves any and all reasonable costs of the Requested Changes in written. The Lessor is not obliged to accept the obligation to implement the Requested Changes before the Parties reach mutual agreement on the time frame and price of implementation of Requested Changes.

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Each request of the Lessee for performance of the Requested Changes shall be followed by a mutual written agreement of both Parties on the exact specification, total costs and time frame for completion of such Requested Changes. The Lessor is entitled to charge an 8% coordination fee (covering the permitting and project management work of the Lessor) from the costs for the Requested Changes. The Lessor declares that it shall perform the agreed and mutually confirmed Requested Changes within the period agreed between the Parties in the written confirmation of the Requested Changes. The Parties shall use their best endeavours to agree on the exact specification, total costs and time frame of the Requested Changes within 30 calendar days of the Commencement date.

Following the mutual written agreement on the Requested Changes, and in case the Lessee elects the option under letter a) of the Article 12.6.3 below, the Parties shall conclude an amendment hereto regulating the terms for performance of the Requested Changes and the respective Rent increase in accordance with the Article 12.6.3, letter a) below.

12.6.3	In connection with the Requested Changes, the Lessee shall be entitled to:

a)	request that the costs for Requested Changes up to the maximum amount of EUR 1.300.000,00 excluding VAT i.e. CZK 33,020.000 (in words: thirty three million and twenty thousand Czech Crowns) calculated including the 8% coordination fee of the total costs of the Requested Changes are incorporated into the Rent (i.e. “rentalized”) during the whole Term hereunder. As a result of the rentalization the annual Rent shall be increased by 9% of the total amount of costs for the Requested Changes. The Parties shall enter into an amendment to this Agreement with respect to the change in Rent in connection with the rentalization of the total agreed costs of the Requested Changes as above, prior to the agreed commencement of implementation of the Requested Changes by the Lessor;

b)	in relation to (i) any costs for technical improvements (in Czech “technicke zhodnoceni”) financed by the Lessee or (ii) any costs for Requested Changes not rentalized in accordance with this Article 12.6.3, depreciate any such costs during the Term.

12.6.4	In case of

a)	an early termination of this Agreement in accordance with the Article 9.1 hereof by the Lessor or any other termination hereof upon agreement of both Parties, the Lessee shall be obliged to pay to the Lessor a compensation of the Lessor’s costs of providing the Requested Changes in the amount calculated as the difference between the total amount of costs for Requested Changes and the total value of the amount of Rent increase paid to the Lessor due to performance of the Requested Changes from the Commencement date to the effective date of the termination of this Agreement;

b)	exercising the reduction option as in the Article 3.3 above by the Lessee, the Rent for the remaining premises shall be increased by 9% of the total amount of costs for the Requested Changes. The Parties shall in this case enter in an amendment to this Agreement in respect of the change in the amount of the Rent;

c)	an exercise by the Lessee of its break option in accordance with Article 3.2, the Lessee shall be obliged to pay to the Lessor a compensation of the Lessor’s costs of providing the Requested Changes in the amount calculated as the difference between the total amount of costs for Requested Changes and the total value of the amount of Rent increase paid to the Lessor due to performance of the Requested Changes from the Commencement date to the effective date of the termination of this Agreement. In any case, the maximum amount of the compensation shall not exceed the amount of EUR 650.000, i.e. CZK 16.510.000,00 (in words: sixteen million five hundred and ten thousand Czech Crowns) excluding VAT;

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d)	the relocation under the Article 17.1 hereof, the Lessee shall be obliged to pay to the Lessor a compensation of the Lessor’s costs of providing the Requested Changes in the amount calculated as the difference between the total amount of costs for Requested Changes and the total value of the amount of Rent increase paid to the Lessor due to performance of the Requested Changes from the Commencement date to the effective date of the termination of this Agreement. However such amount shall be pro-rated according to the number of years of the Terms under this Agreement from the Commencement date to the relocation (e.g., if the relocation takes place after two (2) years from the Commencement date, the Lessee shall pay a compensation of 80% of the amount calculated in the first sentence of this point (iv)).

12.7	At the termination of the Agreement the Lessee shall be entitled to request a compensation from the Lessor in case the Lessor decided to keep the Structural Changes in the Premises, for the value of the Structural changes in the Building and/or Premises corresponding to the tax residual value taking into account usual wear and tear.

XIII.

INSURANCE

13.1	The Lessor has procured conclusion of a general insurance against damage of the Building including the Premises and the Equipment & Fittings by fire, water, storm and breaking of glass and third-person liability insurance and other insurable commercial risks against with a prudent landlord of high class office buildings in the Czech Republic would insure in an amount of no less than the reinstatement value of the Building and adequate public liability insurance, including the hazards of bodily injury, property damage, personal injury and any assumed or contractual liability to afford protection with limits that shall insure in reasonable amounts against any liability or claim for which the Lessor is responsible by law or this Agreement. All insurance policies maintained by the Lessor in accordance with this Agreement shall be maintained by a reputable insurance company. Copies of the insurance certificates in respect of such insurance shall be provided to the Lessee upon its request. The Lessor is liable to keep the same level of insurance for the entire period of the duration of this Agreement. Copies of the insurance certificates in respect of such insurance shall be provided to the Lessee on his request.

13.2	The proceeds of any claims made under any insurance policies that the Lessor has or should have concluded under this Agreement shall be deducted from any claims the Lessor may have against the Lessee in respect of the same subject matter.

13.3	The movable assets brought into the Premises by the Lessee will not be included in the Lessor’s insurance policy.

13.4	The Lessee is liable for all damage caused to the Building and the Premises because of the faulty use of the Premises by its representative(s), employee(s), visitors, contractors and suppliers in the range stated by the relevant legal provisions. The Lessee shall take out and maintain at its own expense adequate public liability insurance (including fire liability). For avoidance of doubt the Lessee shall be obliged to conclude and keep valid throughout the whole Term the adequate public liability insurance in connection with its operation within the Premises.

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XIV.

INSPECTION BY THE LESSOR

14.1	The Lessor and his representatives are entitled to inspect the Premises accompanied by the representative of the Lessee based on 2 (two) working days prior notice of the Lessor any time within usual working hours. Only in case of emergency may the Lessor access the Premises outside of usual working hours and without prior notice to the Lessee.

14.2	In case of emergency, if at the time of required access to the Premises no porter service will be provided and the Lessee can not be notified, third parties like in particular police and/or fire brigade may be involved by the Lessor to enter the Premises at the Lessee’s costs; however, the Lessor shall make good all damage caused by such entry to the Premises at the Lessor’s entire cost.

14.3	Within the notice period and until effective termination of this Agreement, the Lessee shall be obliged to allow access to the Premises to those interested and authorized by the Lessor. Such inspection can be performed upon prior agreement with the Lessor and on working days from 8 a.m. to 6 p.m. and shall not affect Lessee`s rights from this Agreement and in when accompanied by an authorized representative of the Lessee.

XV.

RETURN OF THE PREMISES

15.1	Upon expiration or termination of this Agreement, the Lessee shall return the Premises to the Lessor in a clean and tidy condition in the same state as at the time of the Commencement date under consideration of normal wear and tear. If the Premises show wear and tear in excess to that, the Lessor is entitled to charge reasonably necessary repair costs to Lessee and the Lessee shall be obliged to bear these costs, such costs to be reasonable.

15.2	Upon return of the Premises to the Lessor, the Lessor and the Lessee shall agree upon and sign a handover protocol, in which the state as well as all defects of the Premises that the Lessee is liable to repair, readings of any meters installed to record the consumption of utilities, handover of all keys and electronic security cards and handover of all technical or other instruction manuals will be recorded.

15.3	Upon return of the Premises, the Lessee shall return all keys to external doors and electronic cards, including duplicates, to the Lessor.

15.4	If the Lessee is delayed in returning and vacating the Premises after expiration or termination of this Agreement, unless such delay is agreed by the Parties in writing, the Lessee shall be obliged to pay to the Lessor a monthly contractual penalty amounting to twice the Rent for the period of delay until the Premises have been returned to the Lessor. In case such delay does not last for a whole month(s), the Lessor shall be entitled to a proportional penalty for each day of delay.

15.5	Unless agreed otherwise in writing, the Lessee shall be entitled to decide whether any alterations, technical improvements, finishes and fixtures and Non-structural changes made after the date hereof in the Premises which were provided by the Lessor, (i) will be removed by the Lessee at his expense prior to termination of this Agreement or (ii) will remain in the Premises. In the second case the Lessor shall not be obliged to provide the Lessee with any financial compensation for the technical improvement performed by the Lessee at its own costs within the Premises, unless expressly stated otherwise in this Agreement. The provisions of this Article hereof shall be also effective after the expiry or termination of this Agreement.

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XVI.

INDEMNITY

16.1	Lessee shall indemnify, defend, save and hold Lessor as well as the Lessor’s representatives or employees harmless from and against all losses, demands, claims, payments, suits, actions, recoveries and judgments of any nature and type brought by any third party against Lessor by reason of any negligence or acts or omissions of Lessee, its agents, representatives, or employees, during the term of this Agreement.

16.2	Lessor shall indemnify Lessee, its shareholder, employees and invitees against, and hold Lessee, its shareholders, employees and invitees harmless from any and all damages arising to the Lessee from:

(i)	any defects in the Premises which have been unknown at the time of conclusion of this Agreement if they have not been caused by Lessee and /or Lessee’s occupancy and operation within the Premises;

(ii)	any activity, work or things done either by Lessor or with Lessor’s explicit permission in the Premises; and

(iii)	any breach, violation, or non-performance by Lessor or any person authorized by Lessor or the employees, agents, or contractors, of Lessor of any term, covenant, or provision of this Agreement or any law, ordinance, or governmental requirement of any kind.

XVII.

RELOCATION, RIGHT OF FIRST REFUSAL

17.1	Relocation Option. The Parties agreed that the Lessee is entitled to decide for relocation from the Premises to the premises in the building known as “tower project” which is to be located in the Spielberk Office Centre, such premises being not smaller than approximately 9.000 sq m (hereinafter referred to as the “Relocation Premises”), and in case there are such vacant premises within the “tower project”. The Parties agreed that the Relocation Premises (if agreed) shall be leased under the rental unit price being no more than EUR 11,50 per 1 sq m plus statutory VAT (increased by regular indexation 2,5% p.a. starting from January 1, 2012), the Lessee shall have the right of first refusal in relation to the signage rights (logo) for the “tower project”, and the lease term of the Relocation Premises shall be at least five (5) years starting from the lease commencement date of the Relocation Premises; all other terms and conditions shall be negotiated by the Parties and agreed in a separate agreement to be concluded after signing hereof. In case of agreement on relocation, the Lessee shall be also entitled to terminate this Agreement; for avoidance of any doubts, in case of termination of this Agreement, the provision of Article 12.6.4 above shall apply.

17.2	Right of First Refusal. The Lessor hereby grants to the Lessee a right of first refusal regarding any premises located within IQ buildings (including the Building) in the Spielberk Office Centre being directly adjacent to the Premises leased hereunder, being not under any right of first refusal of any other tenant of Spielberk Office Centre, and which are vacant and available at the time of signing hereof (hereinafter referred to as the “Available area”). The right of first refusal shall be exercised as follows in this Article 17.2.

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The Lessor shall inform the Lessee prior to leasing the Available area to any third party and the Lessee shall have four (4) weeks from the delivery of such notification of the Lessor to respond in writing to the Lessor by either (i) accepting to lease the Available area or (ii) waiving its right to lease the Available area. The terms and conditions of the lease of the Available area shall be substantially the same as agreed hereunder, especially the rental unit price shall amount to EUR 11,50 per 1 sq m plus statutory VAT (increased by regular indexation 2,5% p.a. starting from January 1, 2012). The lease term of the Available area shall expire on the same date as the Term hereunder being either he date of expiry of the Term of the Premises, or the fifth (5) anniversary of the lease commencement of the Available area, whichever occurs later. Notwithstanding the above, the brake option under Article 3.2 hereof shall and be applicable also for the Available Area. Only if the Lessee waives its right to lease the Available area or does not respond to the Lessor’s notice within the above mentioned period of four (4) weeks, shall the Lessor be free to lease the relevant Available area to any third party and the right of the first refusal in respect of the relevant Available area not be applicable, but if such Available area becomes vacant again the Lessee shall have the same right in respect of such Available area as set out in this Article 17.2.

Should the Lessee accept to lease the Available area under the conditions mentioned above, then the Lessor and the Lessee shall use their best endeavours to conclude a lease agreement within 30 (thirty) calendar days following the delivery of the Lessee’s acceptance notice.

XVIII.

OTHER

18.1	The Lessor hereby warrants and represents to the Lessee that:

(a)	there will be no exposure to asbestos in the Building or the Premises;

(b)	the Building has been being constructed in compliance with all Environmental Laws (as defined below);

(c)	there has been no use or disposal and there is no existence of hazardous materials as stipulated by Environmental Laws by law in the Building or on the Land in concentrations exceeding those allowed by applicable law that could provide the basis for liability, nor are there any hazardous materials located on, in or under the Building or Land that could provide the basis for liability; and

(d)	there are no claims, liens, actions, governmental investigations or proceedings pending or threatened against the Lessor under or pursuant to any Environmental Laws in respect of the Building and Premises, nor has the Lessor received any notice of violation, demand or potential liability from any governmental entity or person relating to the presence, use, generation, storage, treatment, disposal, release or threatened release of hazardous materials on or about the Building or the Land.

“Environmental Laws” mean any national, provincial, regional, municipal and local laws, decrees, ordinances, licenses, rules, regulations and other legally binding obligations or requirements relating to the protection of human health or safety or the environment, natural resources and/or the presence, usage, storage, treatment, transportation, manufacture, handling, production or disposal of hazardous materials in the Czech Republic.

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18.1	Each Party to this Agreement shall pay its own expenses (including, without limitation, the fees and expenses of its agents, representatives, counsels and consultants) incidental to the preparation and carrying out of this Agreement.

18.2	The Lessee, Lessee Affiliates and sublessees are authorized to place a registered seat and address of its legal entity or its branch in Brno in the Premises, the Lessor hereby grants its consent. Upon Lessee’s request the Lessor commits to provide the Lessee with written confirmation of its consent as it may be required for registration purposes at the Commercial Register or Entrepreneur Register.

18.3	The Lessee has the right to ask to Lessor to install 2 logos with the company name of the Lessee on the roof of the Building at the costs of the Lessor, the design and implementation of such logos to be subject to the approval of the Lessor, such approval not to be unreasonably withheld or delayed. The Lessee shall have also right to place its company name on the totems within Spielberk Office Centre upon approval of the Lessor, such approval not to be unreasonably withheld or delayed.

XIX.

APPLICABLE LAW, ARBITRATION

19.1	This Agreement shall be governed by and construed in accordance with Czech law, in particular the Act No. 40/1964 Coll., Civil Code, as amended, Act No. 513/1991 Coll., Commercial Code, as amended, and Act No. 116/1990 Coll., the Act on Non-residential Premises, as amended.

19.2

Any disputes arising under or out of this Agreement shall be finally settled by arbitration at the Arbitration Court of the Economic Chamber of the Czech Republic and Agrarian Chamber of the Czech Republic (hereinafter referred to as the “Court”) under the rules of the Court for domestic disputes (hereinafter referred to as the “Arbitration Rules”), by three arbitrators appointed in accordance with the Arbitration Rules (except for when explicitly provided otherwise). The arbitration proceedings shall take place in Prague. The Parties explicitly hereby agree in accordance with Section 3 of the Arbitration Rules and Section 3 of the rules of the Court on costs of an arbitration in domestic disputes that in the event that the amount in dispute is up to CZK 3,000,000 (in words: three million Czech crowns), the arbitration award shall be decided by one arbitrator and shall be issued within 1 month from the payment of the filing fees. No translation of any submitted English language documents shall be required by the Court and/or by the arbitrators. The Parties explicitly agree that in accordance with Section 27 of the Arbitration Rules for domestic disputes, in the event that the amount in dispute is up to CZK 3,000,000 (in words: three million Czech crowns), the arbitrators shall decide the dispute without any hearing, based on the written documentation and written arguments. The arbitrators shall consider the intent of the parties and the business deal made by the parties in concluding this Agreement. No person shall be appointed as an arbitrator hereunder unless such person is not related to either party, is fluent in the English language, and has experience in matters of international commerce. Any arbitral award made hereunder shall be final and the parties agree to carry out such award without delay. Any arbitral award made hereunder may be entered into the court of competent jurisdiction for execution thereof. The Parties expressly agree, that in any arbitration arising hereunder, the prevailing party shall be always entitled to recover all of its costs from the losing party including all filing fees, any special Court costs and any and all costs of the prevailing party (“výlohy a vlastní výdaje”) including any legal fees, incurred in connection with the arbitration in the actual amount expended, regardless of whether all such fees were higher than the fees calculated in accordance

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with decrees no. 484/2000 Coll., as amended, and no. 177/1996 Coll., as amended, or any other applicable law. The arbitrators therefore shall decide in accordance with this agreement between the parties about the payment of the costs of the prevailing party and an award of the payment of all such fees to a prevailing party shall be included in the arbitrator’s findings.

XX.

GUARANTEE

20.1	The Lessee shall provide the Lessor with a bank guarantee covering the amount of six (6) months’ rent in the form attached as Enclosure E hereto (hereinafter referred to as “Guarantee”) within thirty (30) days after conclusion hereof. The Guarantee shall be assignable to any company or another legal entity controlling or being controlled by the Lessor or belonging to the group of CTP companies by virtue of paragraph 66a of the Czech Commercial Code to which all rights and obligations under this Agreement of the Lessor are assigned in accordance with Article 8.3. The Lessee is obliged to keep this Guarantee valid and enforceable and covering the above stipulated amount during the whole time of duration hereof. Should the Lessee breach this obligation, the Lessor shall be entitled to a contractual penalty equal to EUR 500, i.e. CZK 12.700 (in words: twelve thousand seven hundred Czech Crowns) for each day the event of default exists.

XXI.

FINAL PROVISIONS

21.1	If any provision of this Agreement becomes invalid or unenforceable, the other provisions shall remain fully valid and effective and the parties shall replace such invalid or unenforceable provisions by another provision that shall come closest to the original intent of the Parties.

21.2	Any notice required or authorized to be given under this Agreement, shall be in writing and signed by (or by some person duly authorized by) the person giving it and may be delivered or sent by facsimile or registered post to the address or fax number of the relevant Party as specified below (or to such other address or fax number as shall have been duly notified in accordance with this Article):

(i)	If to the Lessor:

CTP Heršpická, spol. s r.o.

Address: Národní 41/973, Postal Code 110 00, Prague 1, Czech Republic

Fax: 420 225 574 455

FAO: Mr. Michal Koranda

and

CTP Invest, spol. s r.o.

Address: Humpolec, Central Trade Park D1 1571, PSČ 396 01

Fax: 420 565 533 501

FAO: Mr. Remon L. Vos

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(ii)	If to the Lessee:

AVG Technologies CZ, s.r.o.

Address: Brno, Lidická č.p. 965, č.or. 31, Postal Code 602 00, Czech Republic

Fax: 420 541 211 432

FAO: Karel Obluk/Iva Borkova

and

AVG legal

Address: Karla Englise 3219/4, 150 00 Praha 5, the Czech Republic

Fax: 420 257 182 664

FAO: General counsel

21.3	The Lessor and the Lessee shall maintain confidentiality in respect of the contents hereof and any information about the business of the one Party, unless such information is demanded pursuant to legal regulations or the demands of applicable authorities or in cases involving the delivery of information to shareholders, representatives, professional advisers, financing banks without the prior written consent of the relevant Party.

21.4	The Parties have agreed that Articles 348, 356 and 357 of the Act No. 513/1991 Coll., the Commercial Code, as amended, and Article 679/3 of the Act No. 40/1964 Coll., Civil Code, as amended, shall not apply.

21.5	Any changes or amendments to this Agreement shall be made in writing, and signed by the Parties.

21.6	The following enclosures form an integral part of this Agreement:

Enclosure A – Floor plan

Enclosure B – Equipment & Fittings

Enclosure C – Permits for operation of Buildings

Enclosure ./D – Extract from the Commercial Register of the Lessee

Enclosure ../E – Guarantee draft

Enclosure ./G – Plan of Parking places

Enclosure ./H – List of services provided by the Lessor

Enclosure ./I – House rules

21.7	This Agreement has been executed in three 2 (twice) originals in the English language. The Lessor shall receive one (1) original hereof and the Lessee one (1) original as well.

21.8	This Agreement becomes valid upon its signature by all Parties.

*        *        *

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Signed in Prague, on 1st May 2010

/s/ Remon L. Vos
CTP Heršpická, spol. s r.o.
Mr. Remon L. Vos
based on power of attorney

/s/ Christophe Francois
AVG Technologies CZ, s.r.o.
Mr. Christophe Francois
executive director

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